BAS was the affiliated party involved in the underwriting of all the following securities.

Fund Series	                Fund
Columbia Funds Series Trust I 	Columbia Tax Exempt Fund

Fund	                        Broker
Columbia Tax Exempt Fund	Lehman Brothers

Fund				Security
Columbia Tax Exempt Fund	State of New Jersey General Obligation Bond

Fund				Trade Date	Quantity
Columbia Tax Exempt Fund	1/20/2005	"2,000,000"

Fund				Price	Amount
Columbia Tax Exempt Fund	1.97	"2,272,580"